Filed pursuant to Rule 433

Registration Statement No. 333-134740

June 8, 2006

FREE WRITING PROSPECTUS DATED JUNE 8, 2006

Final Term Sheet for Floating Rate Notes due 2009

Mattel, Inc.

Issuer:	Mattel, Inc.

Principal Amount:	$100,000,000

Maturity Date:	June 15, 2009

Interest Rate Basis:	3-month USD LIBOR

Spread:	Plus 40 basis points

Initial Base Rate:	3-month USD LIBOR, as determined on June 9, 2006

Interest Payment Dates:	Quarterly on March 15, June 15, September 15 and December 15, commencing on September 15, 2006 and ending on the Maturity Date

Interest Reset Dates:	Same as Interest Payment Dates, excluding the Maturity Date

Redemption Provision:	None

Price to Public:	100%

Net Proceeds to Issuer (before expenses):	$99,600,000

Settlement Date:	June 13, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC and Citigroup Global Markets Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or Citigroup Global Markets Inc. at 1-877-858-5407.

Final Term Sheet for Notes due 2011

Mattel, Inc.

Issuer:	Mattel, Inc.

Principal Amount:	$200,000,000

Maturity Date:	June 15, 2011

Coupon (Interest Rate):	6.125%

Yield to Maturity:	6.130%

Spread to Benchmark Treasury:	Plus 120 basis points

Benchmark Treasury:	4.875% due May 31, 2011

Benchmark Treasury Price and Yield:	$99-24 1/4, 4.930%

Interest Payment Dates:	Semi-annually on June 15, and December 15, commencing on December 15, 2006 and ending on the Maturity Date

Redemption Provision:	Callable at the greater of par or the make whole amount (T + 20 basis points)

Price to Public:	99.978%

Net Proceeds to Issuer (before expenses):	$198,756,000

Settlement Date:	June 13, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC and Citigroup Global Markets Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or Citigroup Global Markets Inc. at 1-877-858-5407.